Exhibit 10.4

REAL ESTATE SALES CONTRACT

THIS REAL ESTATE SALES CONTRACT (this “Contract” or “Agreement”) is made effective as of December 19, 2008 (the “Effective Date”) between NATMI TRUCK TERMINALS, LLC (“Buyer”) and YRC Worldwide, Inc. (“Seller”).

WITNESSETH

In consideration of Ten Dollars ($10.00) and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, Buyer hereby agrees to buy, and Seller hereby agrees to sell, upon the following terms and conditions, the Property (defined below in Section 7 (C)).

1. PURCHASE PRICE. The purchase price for the Property shall be $150,437,143 (the “Purchase Price”) allocated as set forth on Exhibit A, payable at the time of Closing (as defined in Section 8) by applying the Deposit (as defined in Section 2) and Buyer paying the balance by cash, cashier’s check, certified check or wire transfer of funds, in each case, paid to the order of Seller.

2. DEPOSIT. Buyer shall deposit with the Escrow Agent (as defined in Section 9) within three (3) business days following expiration of the Seller Termination Period (defined below) (unless Seller properly terminates this Contract in accordance with Section 7(F) below), the sum of ONE MILLION DOLLARS ($1,000,000) (the “Deposit”), which shall be held by the Escrow Agent and shall be applied prorata in accordance with the Purchase Price allocable to the Properties included in the applicable Closing against the applicable Purchase Price at the applicable Closing.

3. POSSESSION. Possession of the Property shall be given to the Buyer immediately after the applicable Closing.

4. EVIDENCE OF TITLE.

(A) Buyer may obtain a survey (“Survey”) of each Property within twenty (20) days following the Effective Date. Within fifteen (15) days following the Effective Date, Seller shall obtain and cause to be delivered to Buyer a title insurance commitment issued by Chicago Title Insurance Company or one of its affiliates through the Escrow Agent (the “Commitment”), pursuant to which the title insurance company commits that at the Closing it will issue its owners policies of title insurance (“Buyer’s Policies”), insuring fee simple title to each Property to be in Buyer’s name in the total amount of the Purchase Price), free and clear of all liens, encumbrances, restrictions and conditions of title except the following (the “Permitted Exceptions”): (1) utility easements for utility service to the Property, (2) zoning ordinances, (3) legal highways, (4) real property taxes (and their lien, if any) which are not due as of Closing, (5) assessments which are not due as of Closing, (6) rights of way and easements which do not materially adversely affect title to or use or value of the Property, (7) any other restrictions, easements, encumbrances or other matters which do not materially adversely affect title to or use or value of the Property, and (8) those matters disclosed in the Survey which do not materially adversely affect title to or use or value of the Property. Any liens, encumbrances, restrictions and conditions of title or Survey, if applicable, other than the “Permitted Exceptions” are herein referred to as the “Non-Permitted Exceptions”.

(B) Buyer shall notify Seller in writing of any Non-Permitted Exceptions to which Buyer objects within five (5) days following Buyer’s receipt of the Commitment and Surveys, if applicable. If Buyer does not provide Seller with said notice within such five (5) day period, Buyer shall be deemed to have accepted the state of title disclosed in the Commitment and shall have waived any right to object to any exceptions to Seller’s title or the Surveys.

(C) Seller may, but shall not be obligated to, remove any Non-Permitted Exceptions so objected to by Buyer within five (5) days after receipt of Buyer’s written notice under Section 4(B). Seller shall not be required to bring any action or proceeding or otherwise incur any expense in order to remove any such Non-Permitted Exception. If Seller is unable to remove any such Non-Permitted Exception within such five (5) day period, the Deposit shall be returned to Buyer forthwith and this Contract shall automatically terminate, relieving the parties of any further obligations and/or liabilities hereunder, unless Buyer notifies Seller in writing within five (5) days after the expiration of such five (5) day period that Buyer is willing to accept such title as Seller may be able to convey, without reduction of the Purchase Price and without further obligation on the part of the Seller, or Buyer requests Seller to substitute a List B Property (defined below) for the Property with the Non-Permitted Exceptions, in which case the provisions of Section 7(C) shall apply.

5. DEED. Seller shall convey, or cause the applicable Related Company (defined below in Section 7(E)) to convey, to Buyer fee simple title to each Property by recordable limited or special warranty deed (the “Limited Warranty Deed”). The parties agree that the Limited Warranty Deeds shall warrant title only as against those persons claiming by, through or under Seller or the Related Company, as applicable, but not otherwise, and shall be subject to the Permitted Exceptions and to all Non Permitted Exceptions accepted or deemed accepted by Buyer. Buyer shall pay all costs of recording each Limited Warranty Deed, all cost of title insurance and all transfer and conveyance taxes and fees.

6. UTILITIES, REAL ESTATE TAXES AND ASSESSMENTS, SELLER IMPROVEMENTS. At the applicable Closing, Seller shall pay all delinquent real estate taxes and assessments, including penalties and interest. There will be no proration of real estate taxes, utilities, insurance or other items customarily apportioned in sales of real property in the jurisdiction in which the Property is located. Instead, from and after the applicable Closing Date, the Seller shall be responsible for the payment of all real estate taxes and assessments, insurance premiums, utility charges and other items customarily apportioned in sales of real property related to each Property that accrues or is due at any time prior to the date of termination of the applicable Leaseback with respect to each Property (including that which is due or accrues at any time prior to the commencement date of the applicable Leaseback). This provision shall survive Closing.

7. INSPECTION AND DUE DILIGENCE.

(A) Seller agrees to provide Buyer with copies of any surveys of the Property in Seller’s possession. Buyer, at its own expense, may have any such surveys updated or may obtain new surveys. Seller grants to Buyer and persons designated by Buyer permission to enter upon each Property in order to make surveys, bores, soil bearing tests and other tests, provided that said surveys and tests shall be approved in advance by the applicable Seller and shall be so conducted as not to damage the Property. Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against any and all damages, liens, injuries, actions, claims or costs, including reasonable attorneys fees, arising in any manner, directly or indirectly, from Buyer’s or its designees’ activities on or with respect to the Property, which indemnity shall survive the termination of this Agreement for six months. Buyer shall (i) keep all information, data and reports concerning or arising from any such tests confidential to the extent permitted by applicable law and shall not disclose or divulge the same to any third party (other than a lender making a mortgage loan to Buyer with respect to the Property and any other parties who have a need to know in connection with Buyer’s contemplated purchase of the Property) without Seller’s prior written consent, which Seller may withhold in their sole and absolute discretion, and (ii) provide copies of all such information, data and reports to Seller upon written request therefor from Seller.

(B) Buyer shall have thirty (30) days from the Effective Date within which to conduct the surveys and tests referred to in Section 7(A) (the “Inspection Period”). In the event that Buyer does not terminate this Contract pursuant to Section 7(C) below, Buyer agrees to accept the Property in its present condition as of the Effective Date. Buyer represents and warrants that it is qualified through experience and training to make such investigation of the condition of the Property, both as to the type of investigation and as to the extent of the investigation, and that if Buyer is not qualified to make such investigation Buyer shall have the investigation made by persons who are so qualified. In purchasing and accepting the Property in its present condition, Buyer represents that it will rely solely upon its own investigation and will not rely upon any investigation or disclosure of Seller regarding the Property.

(C) During the Inspection Period Buyer may terminate this Contract upon written notice to Seller for any reason whatsoever in Buyer’s sole discretion, in which event the Deposit (or balance as applicable) shall be returned to Buyer and this Agreement shall be terminated. If Buyer fails to give such notice of termination to Seller prior to the end of the Inspection Period, Buyer shall be deemed to have waived any objection to the Property and to have affirmed this Contract and elected to purchase the Property with no reduction in the Purchase Price. For purposes of this Contract, the “Property” shall be defined as those properties listed on List A on Page A-1 of Exhibit A (“List A”). Upon written notice to Seller at any time prior to the expiration of the Inspection Period, Buyer shall have the right to request Seller to delete any individual properties from List A (“Deleted Properties”) and substitute on List A in the place of these Deleted Properties properties from List B (“List B”) on Page A-1 of Exhibit A (“Substituted Properties”), provided that the aggregate allocated Purchase Price of the Substituted Properties equals or exceeds the aggregate allocated Purchase Price of the

Deleted Properties. Within five (5) business days of receipt by Seller of Buyer’s written request for deletion and substitution of an individual property as herein provided, Seller shall have the option of either (i) agreeing to the applicable Deleted Properties and Substituted Properties requested by Buyer, or (ii) disagreeing with the Deleted Properties and Substituted Properties requested by Buyer, and in the case of such disagreement by Seller, the Deleted Properties shall be deleted from List A without substitution of any other properties, and the Purchase Price shall decrease by the Purchase Price allocated to the Deleted Properties. If Seller agrees to the Deleted Properties and Substituted Properties requested by Buyer as provided in (i) above, then the Purchase Price shall increase by the amount the aggregate allocated Purchase Price of the Substituted Properties exceeds the aggregate allocated Purchase Price of the Deleted Properties.

(D) Except as otherwise expressly provided herein, Seller has not made, and shall not be deemed to have made, and Buyer has not relied upon, any representation or warranty, either express or implied, to Buyer, or any person representing Buyer, or any person or entity upon which Buyer relies in purchasing the Property as to any matter whatsoever concerning the Property except for any representation or warranty expressly set forth in this Contract. Buyer acknowledges that the purchase of the Property by Buyer is on an “AS IS” basis. BUYER EXPRESSLY AGREES TO ACCEPT THE PROPERTY “AS IS” AND “WHERE IS.” SELLER SHALL UNDER NO CIRCUMSTANCES BE DEEMED TO HAVE MADE, AND SELLER HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE PROPERTY AND EACH PART THEREOF, ANY ENVIRONMENTAL CONDITION WITH RESPECT TO THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF ANY POLLUTANT OR CONTAMINANT, INCLUDING ANY HAZARDOUS SUBSTANCE, IN, ON OR UNDER THE PROPERTY), AND THE ADEQUACY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PROPERTY OR ANY PART THEREOF. SELLER SHALL NOT BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, BUSINESS INTERRUPTION OR STRICT OR ABSOLUTE LIABILITY IN TORT, OCCASIONED BY OR ARISING IN CONNECTION WITH THE CONDITION OR ANY ALLEGED CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, LIABILITY ARISING OUT OF ANY ENVIRONMENTAL CONDITION WITH RESPECT TO THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF ANY POLLUTANT OR CONTAMINANT, INCLUDING ANY HAZARDOUS SUBSTANCE, IN, ON OR UNDER THE PROPERTY). Seller has furnished to Buyer the documentation relative to the condition of the Property and the Seller listed on Exhibit “B” attached hereto and made a part hereof, but Seller has not made, and hereby disclaim, any representation or warranty with respect to the accuracy or completeness of such documentation. Seller shall not be obligated to conduct any inquiry or investigation regarding the condition of the Property in connection with this Contract. The provisions of this Section 7(D) and the disclosures of Seller in Exhibit “B” shall survive the delivery and recording of the Limited Warranty Deeds for record.

(E) Notwithstanding the foregoing paragraph (D), Seller represents, warrants and covenants that, on the date hereof and on the Closing Date (defined below): (i) it has full right and power and is duly authorized to enter into and perform this Agreement and each other agreement, certificate or other document executed by it in connection with the sale of the Property (collectively, the “Purchase Documents”); (ii) it owns and/or controls each entity that owns the Property (each a “Related Company”); (iii) there are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against or affecting Seller which, if determined adversely to Seller, would adversely affect its ability to perform its obligations under the Purchase Documents; and (iv) neither the execution, delivery or performance of the Purchase Documents (a) conflicts with, breaches or constitutes a default under, or will conflict with, breach or constitute a default under, (1) the charter documents or by-laws of Seller, (2) to the best of Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Seller is a party or by which it is bound or (b) results or will result in the creation or imposition of any lien or other encumbrance upon its property pursuant to any such agreement or instrument. These representations shall survive Closing (defined below).

(F) At any time prior to 5 p.m. (CST) on January 16, 2009 (“Seller Termination Period”), Seller may terminate this Contract upon written notice (“Termination Notice”) to Buyer (time being of the essence) if, notwithstanding Seller’s good faith efforts, Seller is unable to obtain the consent of the mortgage holder on the Properties to release its liens on the Properties at the Closing. To be effective, the Termination Notice must be accompanied by the Breakup Fee in immediately available funds. Upon such termination, the Deposit shall be returned to Buyer and this Contract shall be terminated. The “Breakup Fee” shall be (USD) $750,000. If Seller fails to give such Termination Notice to Buyer prior to the end of the Seller Termination Period, Seller shall be deemed to have waived any right to terminate this Contract pursuant to this paragraph and to have affirmed this Contract.

8. CLOSING; DEPOSITS INTO ESCROW. This transaction shall be closed and settled and the Limited Warranty Deeds delivered to Buyer and the Purchase Price paid to Seller on or before January 30, 2009 (“Initial Closing Date”). Seller may elect to delay the Initial Closing Date until February 2, 2009 provided that Seller has so notified Buyer of such delayed Initial Closing Date by not later than 5 p.m. on January 27, 2009, Buyer may elect to delay until February 13, 2009 (the “Optional Closing Date” and the Initial Closing Date shall each individually be referred to as the “Closing Date”) the Closing on no more than $75,000,000 in aggregate Purchase Price of Properties, provided at least five (5) business days before the Initial Closing Date, Buyer delivers to Seller written notice of Buyer’s election to delay Closing on such portion of the Properties along with a list of those Properties to be closed on the Optional Closing Date. On or before the applicable Closing Date, Seller shall deposit, or cause the Related Companies to deposit, the following with the Escrow Agent:

(a)	A duly executed Limited Warranty Deed for each Property;

(b)	A duly executed “Non Foreign Seller Affidavit” as required by Section 1445 of the Internal Revenue Code of 1986, as amended;

(c)	A duly executed Leaseback (as defined below) for each Property;

(d)	Such funds and other instruments, in recordable form or otherwise, as may be reasonably required by the Escrow Agent as a condition of the Closing;

(e)	A duly executed counterpart of the right of first offer for each Property in the form attached hereto as Exhibit “D” (each a “Right of First Offer”); and

(f)	Two (2) duly executed counterparts of a closing statement reflecting Closing cost allocations prepared by Seller and submitted to Buyer for Buyer’s approval no later than five (5) days prior to the Closing Date (a “Closing Statement”).

On or before the applicable Closing Date, Buyer shall deposit with the Escrow Agent:

(a)	The difference between the Purchase Price and the proportionate share of the Deposit (allocated based on Purchase Price of the applicable Properties) (i) less an amount to Buyer for actual closing costs incurred by Buyer or charged to Buyer pursuant to Section 9(e) of up to 1% of the applicable Purchase Price, (ii) plus any amounts paid by Seller (or any party related to Seller) to Buyer under that certain due diligence reimbursement letter between YRC Worldwide, Inc. and NorthAmerican Terminals Management, Inc. dated December 10, 2008, adjusted as provided herein;

(b)	A duly executed Leaseback for each property;

(c)	Such other funds and instruments, in recordable form or otherwise, as may be reasonably required by the Escrow Agent as a condition of the Closing;

(d)	A duly executed Right of First Offer for each Property;

(e)	A duly executed Closing Statement.

9. ACTIONS BY ESCROW AGENT. The following shall act as the escrow agent hereunder (the “Escrow Agent”):

Chicago Title Insurance Company

171 N. Clark, 04CI

Chicago, Illinois 60601

Attn: Cindy Malone

Phone #:312-223-3360

Fax #:312-223-5791

This Contract shall serve as escrow instructions to the Escrow Agent, subject to any supplementary strict joint order escrow instructions ; provided, however, that this Contract shall govern in the event of any conflict between said strict joint order instructions and any of the terms hereof. On the applicable Closing Date, if all the funds and documents set forth in Section 8 have been delivered to the Escrow Agent and if the Escrow Agent or the applicable title company is in a position to issue and will issue Buyer’s Policies as described in Section 4, the Escrow Agent shall:

(a)	Cause the Limited Warranty Deeds and each Right of First Offer to be filed for record;

(b)	[INTENTIONALLY LEFT BLANK];

(c)	Cause the issuance and delivery to Buyer of the Buyer’s Policies, as described in Section 4;

(d)	[INTENTIONALLY LEFT BLANK];

(e)	Charge to the account of Buyer escrow and related fees, the cost of recording the Limited Warranty Deeds and any other documents related to this Contract, title insurance costs, including premiums and costs of endorsements and Commitments, and transfer or conveyance taxes or fees; and

(f)	Pay to or upon the order of Seller the cash balance of the Purchase Price after deducting all amounts herein required to be paid by Seller, including any broker’s commission payable by Seller as provided in Section 11.

The Escrow Agent shall deliver to Seller a copy of the recorded Limited Warranty Deeds and each Right of First Offer and its escrow statement in duplicate showing all the charges and credits affecting the account of Seller. The Escrow Agent shall deliver to Buyer the recorded Limited Warranty Deeds and each Right of First Offer; copies of any recorded mortgage deposited by Buyer; Buyer’s Policies; the balance, if any, of the funds deposited by Buyer remaining after disbursement in accordance with these directions; and its escrow statement in duplicate showing all charges and credits affecting the account of Buyer.

10. DEFAULT; REMEDIES.

(a)

If, at any time on or before the time of applicable Closing on the applicable Closing Date, Seller failed or refused to perform its obligations hereunder as and when provided in this Contract, as applicable, then and in any such case Buyer may (A) by written notice furnished to Seller and to the Escrow Agent, terminate this Contract, and in such event the Escrow Agent shall promptly return the Deposit (or remaining balance thereof if applicable) to Buyer, Seller shall pay the expenses of the Escrow Agent (including all title charges) through the date of such termination and

Buyer may seek monetary damages for all actual out of pocket costs and expenses incurred by Buyer prior to the date of Seller’s failure or refusal to perform its obligations under this Contract, or (B) enforce specific performance of Seller’s obligations under this Contract.

(b)	If a Closing does not occur because of a default by Buyer under this Agreement, and if such default is not cured within thirty (30) days from notice by Seller to Buyer, then: (i) this Agreement shall terminate; (ii) the Deposit (or remaining balance thereof if applicable) shall be paid to and retained by Seller as liquidated damages; and (iii) Seller and Buyer shall have no further obligations to each other. BUYER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE CLOSING SHOULD FAIL TO OCCUR AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND BUYER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. BUYER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT SHALL BE SELLER’S SOLE REMEDY, AT LAW AND IN EQUITY, FOR BUYER’S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

11. BROKER. Buyer and Seller warrant and represent to one another that they have used no broker in connection with this transaction. Each party agrees to indemnify and save the other harmless from and against any and all claims for brokerage commissions arising from their respective dealings with any broker other than those identified in this Section 11. The foregoing warranties, representations and indemnities shall survive the delivery and recording of the Limited Warranty Deeds for record and shall not be merged into said Limited Warranty Deeds.

12. NOTICES. For the purposes of all notices and communications between the parties, the addresses of Buyer and Seller shall be as follows:

BUYER:	North American Terminals Management, Inc. 201 West Street Annapolis, MD 21401 Attn: Robert Fordi FAX #: 410-280-0100

SELLER:	YRC Worldwide Inc. P. O. Box 471 1077 Gorge Boulevard Akron, Ohio 44309 0471 Attn: Real Estate and Properties FAX#: (330) 258-2597

Any notices and other communications to be delivered by either party to the other pursuant to this Contract shall be in writing and shall be deemed delivered as follows, except as otherwise specifically provided in this Contract: (a) when hand delivered or telecopied (provided that telecopied notices must be confirmed within any applicable time period plus two (2) days by one of the following methods of notice); (b) one (1) business day after mailing by Federal Express or other overnight courier service; or (c) upon receipt (or refusal to accept delivery) by United States registered or certified mail, postage prepaid, return receipt requested, in each case addressed to the party to be charged with notice at the above recited address or the above recited telecopier number or such other address or telecopier number as either party from time to time may designate by notice delivered to the other; provided, however, that no notice of change of address or telecopier number shall be deemed given until actually received by the party to be notified. Except as otherwise specifically provided herein, in the computation of any period of time which shall be required or permitted hereunder or under any law for any notice or other communication or for the performance of any term, condition, covenant or obligation, the day from which such period runs shall be excluded and the last day of such period shall be included unless it is a Saturday, Sunday or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.

13. NON-ASSIGNMENT BY BUYER. This Agreement and the rights granted hereunder are personal unto Buyer and may not be assigned, transferred or conveyed by Buyer in whole or in part without the prior written consent of Seller, which may be withheld by Seller in its sole and absolute discretion. Notwithstanding the foregoing, without Seller’s consent Buyer may, by written notice delivered to Seller no later than three (3) business days prior to the Closing Date, designate individuals or entities other than Buyer to take title to the Property pursuant to the Limited Warranty Deeds.

14. LIKE-KIND EXCHANGE. Seller, at any time prior to the applicable Closing Date, may elect to effect a simultaneous or non-simultaneous tax-deferred exchange pursuant to Section 1031, and the regulations pertaining thereto, of the Internal Revenue Code of 1986, as amended. Buyer expressly agrees to cooperate with Seller in connection with any such exchange in any manner which shall not impose any additional cost or liability upon Buyer, including without limitation by executing any and all documents, including escrow instructions or agreements consenting to Seller’s assignment of its rights and obligations hereunder to an exchange entity, which may be necessary to carry out such an exchange; provided, however, that Buyer shall not be required to take title to any property in order to accommodate Seller in effecting the exchange; and provided further, however, that Seller’s election to effect such an exchange shall not delay the applicable Closing Date.

15. MISCELLANEOUS:

(A) This Contract: (i) contains the entire agreement between the parties and no promise, representation, warranty, covenant, agreement, or understanding not specifically set forth in this Contract shall be binding upon either party; (ii) may not be amended, modified, or supplemented in any manner except in writing signed by the parties; (iii) shall be construed and governed under the laws of the state of New York without regard to the principles of choice of law and conflicts of law; (iv) shall not be construed more stringently in favor of one party against the other regardless of which party has prepared the same; (v) shall be binding upon, and inure to the benefit of, the parties and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns; (vi) shall not be binding until this Contract shall be executed and delivered by the parties, to each other; and (vii) may be executed in counterparts, each of which shall be deemed an original, but which all together constitute the same instrument.

(B) Any person executing this Contract on behalf of a corporation, limited liability company, trust, partnership or other entity represents and warrants that such person is authorized to execute and deliver this Contract on behalf of such entity.

(C) The failure of either party to insist upon strict performance of any provision of this Contract shall not be deemed a waiver of any rights or remedies at any other time.

(D) The exhibits attached hereto are incorporated herein by this reference.

(E) In the event of any conflict between this Contract and an exhibit, the exhibit shall control.

(F) Headings are for convenience only and are not a part of this Contract.

(G) The invalidity or unenforceability of any term or provision shall not affect the validity or enforceability of the remainder of this Contract.

(H) The parties agree to obtain, execute, deliver, and file such additional documents, instruments, and consents as may be reasonably requested by either party, at the sole cost and expense of the requesting party, in order to fully effectuate the terms and conditions of this Contract.

(I) Risk of loss with respect to each Property shall remain with Seller until applicable Closing is completed. Seller shall maintain in full force and effect all of Seller’s existing fire and extended coverage insurance on the Property until the applicable Closing Date. Seller’s existing insurance policy shall be canceled as of the applicable Closing Date and Buyer shall obtain new insurance at such time. If, prior to the applicable Closing Date, any building or other improvement on any Property is damaged or destroyed by any cause in any amount, Seller shall promptly notify Buyer and Buyer shall have the option (i) to terminate this Contract by notice to Seller (such notice to be given within five (5) days after Buyer is given notice of such damage or destruction), or (ii) to proceed with this transaction, in which latter event Buyer shall receive all proceeds of insurance payable by reason of such damage or destruction, or (iii) to request Seller to delete the damaged or destroyed Property from List A (“Deleted Casualty Property”) and substitute on List A in place of the Deleted Casualty Property a property from List B (“Casualty Substituted Property”), in which case the provisions of Section 7(C) shall apply; provided that the allocated price of the Casualty Substituted Property equals or exceeds the allocated price of the Deleted Casualty Property (and the Purchase Price shall be increased by the amount the allocated price of the Casualty Substituted Property exceeds the allocated price of the Deleted Casualty Property); provided, however, that if such damage or destruction is in an amount which is equal to or less than twenty-five percent (25%) of the replacement cost of the improvements and fixtures constituting a portion of the applicable Property, Buyer shall not have the option to terminate this Contract if Seller shall agree in writing to (a) promptly cause such damaged building or improvement to be replaced or restored to the condition it was in prior to such damage or destruction or (b) deliver to Buyer on the applicable Closing Date (or subtract from the Purchase Price an amount equal to the sum of) all proceeds of insurance payable by reason of such damage or destruction together with the additional amount, if any, which is required to replace or restore such damaged building or improvement to the condition it was in prior to such damage or destruction. If Buyer elects to cancel this Contract pursuant to this Section 15(I), Seller shall cause the Escrow Agent to refund the Deposit to Buyer, and neither party shall thereafter have any further rights, duties or liabilities under this Agreement.

(J) If, before the applicable Closing Date, all or any material portion of any Property is taken or a proceeding is commenced to take the same by eminent domain or private sale in lieu thereof, Buyer, at its option, may elect (i) to proceed to Closing, or (ii) to cancel this Contract, or (iii) to request Seller to delete the applicable Property from List A on Exhibit A (“Deleted Condemnation Property”) and substitute on List A in place of the Deleted Condemnation Property a property from List B (“Condemnation Substituted Property”), in which case the provisions of Section 7(C) shall apply; provided that the allocated price of the Condemnation Substituted Property equals or exceeds the allocated price of the Deleted Condemnation Property (and the Purchase Price shall be increased by the amount the allocated price of the Condemnation Substituted Property exceeds the allocated price of the Deleted Condemnation Property). Such election shall be made by written notice from Buyer to Seller given not more than five (5) days after written notice from Seller to Buyer of such condemnation affecting the Property. If Buyer elects to cancel this Contract in such event, Seller shall cause the Escrow Agent to refund the Deposit (or remaining portion thereof if applicable) to Buyer, and neither party shall thereafter have any further rights, duties or liabilities under this Contract. If Buyer elects to proceed to Closing without requesting a Condemnation Substituted Property, Seller shall assign to Buyer all of Seller’s rights, title and interest in and to any awards that may be payable for such taking.

16. LEASEBACK. At the applicable Closing the parties shall execute a lease for each Property substantially in the form attached hereto as Exhibit “C” (each a “Leaseback”).

17. ACCEPTANCE. In the event this Contract is not signed simultaneously by both parties, it shall be considered to be an offer made to the other party by the party first executing it. In such event, the offer shall automatically expire at midnight, Akron, Ohio time, on December 19, 2008, unless one copy of this Contract executed by the party to whom this offer has been made shall have been actually received by the party making the offer, or its attorney, prior to the aforementioned expiration date.

SELLER: YRC WORLDWIDE , INC., a Delaware corporation

By:	/s/ Timothy A. Wicks
Name:	Timothy A. Wicks
Its:	Executive Vice President and
Chief Financial Officer
Date:	December 18, 2008

BUYER: NATMI TRUCK TERMINALS, LLC, a Delaware limited liability company

By:	/s/ Robert Fordi
Name:	Robert Fordi
Its:	President
Date:	December 18, 2008

FIRST AMENDMENT

TO

REAL ESTATE SALES CONTRACT

(YRC / NATM [Sale/Leaseback])

January 21, 2009 (the “Effective Date”)

THIS FIRST AMENDMENT TO REAL ESTATE SALES CONTRACT (this “Amendment”) is entered into by and between YRC WORLDWIDE INC. (“Seller”), a Delaware corporation, as seller, and NATMI TRUCK TERMINALS, LLC (“Buyer”), a Delaware limited liability company, as buyer.

Recitals

A. Effective as of December 19, 2008 Buyer and Seller entered into that certain Real Estate Sales Contract (the “Sale/Leaseback Contract”), whereby Buyer agreed to purchase from Seller, and Seller agreed to sell to Buyer, those certain improved real properties located in various locations, as more particularly described in the Sale/Leaseback Contract.

B. Buyer and Seller have agreed to amend the Sale/Leaseback Contract as set forth below.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which hereby are acknowledged, Seller and Buyer hereby agree as follows:

Agreements

1. Defined Terms. All capitalized terms not defined herein shall have the meanings ascribed to them in the Sale/Leaseback Contract.

2. Effect of this Amendment. Except as expressly modified in this Amendment, the Sale/Leaseback Contract shall continue in full force and effect according to its terms and Buyer and Seller hereby ratify and affirm all their respective rights and obligations under the Sale/Leaseback Contract.

3. Conflicting Provisions. In the event any term or provision contained herein conflicts with the Sale/Leaseback Contract, the terms and provisions of this Amendment shall control.

4. Waiver of Inspection Period; First Close Properties. Buyer waives its right to terminate the Sale/Leaseback Contract pursuant to Section 7(B) thereof as to those properties listed on Exhibit “A”, attached hereto and incorporated herein by reference (the “First Close Properties”).

5. Waiver of Inspection Period; Environmental Properties.

(a) Buyer waives its right to terminate the Sale/Leaseback Contract pursuant to Section 7(B) thereof as to those properties set forth on Exhibit “B”, attached hereto and incorporated herein by reference (collectively, the “Environmental Properties”), save and except for environmental issues located on the Environmental Properties.

(b) Buyer shall have until 5:00 pm (CST) on the Optional Closing Date to elect to not acquire the Environmental Properties if Buyer determines, in Buyer’s sole discretion, that the environmental issues associated with the Environmental Properties are unacceptable.

6. Waiver of Inspection Period; Structural Properties.

(a) Buyer waives its right to terminate the Sale/Leaseback Contract pursuant to Section 7(B) thereof as to the Phoenix, Arizona property and the Kearny, New Jersey property (collectively, the “Structural Properties”), save and except completion of structural improvements on the Structural Properties.

(b) Buyer shall have until 5:00 pm (CST) on the Optional Closing Date to elect to not acquire the Structural Properties if Buyer determines, in Buyer’s reasonable discretion, that the structural issues associated with the Structural Properties are unacceptable.

7. Waiver of Inspection Period; Title Objections Properties.

(a) The period for Seller to remove Non-Permitted Exceptions pursuant to Section 4(C) of the Sale-Leaseback Contract shall expire on the Closing Date as to the applicable Property, and although Seller has no obligation to cure such Non-Permitted Exceptions, to the extent Seller has agreed to make attempts to cure such Non-Permitted Exceptions and is unable to do so, Buyer shall have those rights as set forth in Section 4(C). Buyer acknowledges and agrees that any statement on Exhibit “C” hereto does not create an affirmative obligation on Seller to cure any title objection.

(b) Buyer waives its right to terminate the Sale/Leaseback Contract pursuant to Section 7(B) thereof as to those properties listed on Exhibit “C”, attached hereto and incorporated herein by reference (“Title Objection Properties”), save and except for those specific title objections listed on Exhibit “C” and if Seller cannot or will not cure any of Buyer’s title objections listed on Exhibit “C”, Buyer can elect, in its reasonable discretion, not to acquire that specific Title Objection Property.

(c) Buyer shall have until 5:00 pm (CST) on the Optional Closing Date to elect not to acquire the Title Objection Properties if Buyer determines, in Buyer’s reasonable discretion, that Seller has not cured the title objections outlined in detail on Exhibit “C”.

8. List A Properties. The properties located at 1265 LaQuinta Drive, Orlando, Florida, and 12855 48th Avenue South, Seattle, Washington are hereby transferred from List B to List A.

9. Closing.

(a) The Initial Closing Date shall be defined as January 30, 2009 (Friday). Seller and Buyer agree to close the transaction described in the Sale/Leaseback Contract, as amended by this Amendment, with a “dry” closing on January 29, 2009 (Thursday), with a funding on January 30, 2009 (Friday). The First Close Properties shall be closed and settled on the Initial Closing Date. Any of the Environmental Properties, the Structural Properties or the Title Objection Properties that Buyer, in its sole discretion, elects to purchase on the Initial Closing Date shall be closed and settled on the Initial Closing Date.

(b) The Optional Closing Date shall remain February 13, 2009 (Friday). If Buyer elects to acquire any or all of the Environmental Properties, the Structural Properties and/or the Title Objection Properties that were not previously acquired on the Initial Closing Date, then they shall be closed and settled on the Optional Closing Date.

10. Leaseback Tenants.

(a) The tenants who will be leasing each of the Properties under the Leaseback pursuant to Section 16 of the Sale/Leaseback Contract shall be as set forth on Exhibit “D”, attached hereto and incorporated herein by reference.

(b) In addition, the first paragraph of Article 16 of the Leaseback shall be amended in its entirety and replaced with the following:

Tenant shall indemnify, protect, hold harmless, and shall defend at its own expense, Landlord, Landlord’s mortgagees, Landlord’s investment manager, Landlord’s asset manager, Landlord’s property manager, and their respective officers, employees, contractors, invitees and/or agents (collectively, “Landlord, et al.”), against any and all claims and demands made by or arising from Tenant’s officers, employees, contractors, invitees and/or agents (collectively, “Tenant, et al.”) and/or from the actual or alleged act or omission of Tenant, et al. (except to the extent arising from Landlord, et al.’s gross negligence or willful misconduct, in which event this indemnity will not apply to the party committing the wrongful act in direct proportion to the extent of the gross negligence or willful misconduct), as well as those claims and demands arising from Tenant’s failure to comply with any applicable environmental laws or regulations (as described in more detail previously herein) and with any covenants of this Lease Agreement on its part to be performed.

Tenant agrees to waive all claims against Landlord, et al. on account of any loss or damage from whatsoever cause (other than gross negligence or willful misconduct of Landlord, et al., in which event this waiver will not apply to the party committing the wrongful act in direct proportion to the extent of the gross negligence or willful misconduct) which may occur to it or its property in the use and occupancy of the Leased Premises, the giving of this waiver being one of the considerations upon which this Lease Agreement is granted.

Landlord shall indemnify, protect, hold harmless, and shall defend at its own expense, Tenant against any and all claims and demands made by or arising from Landlord’s gross negligence or willful misconduct.

11. Leaseback. Article 14 and Article 15 of the Leaseback to be executed is hereby deleted in its entirety and substituted in it places is the new Article 14 and Article 15 set forth on Exhibit “E”, attached hereto and incorporated herein by reference.

12. Sprinklers Repairs; Repaving; Roof Replacement.

(a) Attached hereto as Exhibit “F” and incorporated herein by reference is a list of those Properties on which Buyer has not been able to complete its sprinkler inspections (the “Sprinkler Properties”). Prior to the Initial Closing Date, Buyer will provide Seller with a list of those Sprinkler Properties that fail to comply with applicable Laws (defined in the Leaseback) or that are not in working order (collectively, the “Defects”). At the applicable Closing Date, Seller and Buyer will each execute an agreement reasonably acceptable to each other that obligates Seller to cure any Defects to the Sprinkler Properties.

(b) Attached hereto as Exhibit “G” and incorporated herein by reference is a list of repaving obligations that Seller agrees to perform and the time periods to complete (the “Repaving Obligations”).

(c) At the applicable Closing Date Buyer shall receive a credit against the Purchase Price to offset the cost to repair or replace the roofs on the following properties in the amounts listed below:

1.	Chula Vista:	$55,000;
2.	San Jose:	$68,000;
3.	Chicago North:	$82,500;
4.	Brooklyn:	$207,000;
5.	Queens:	$300,000. Note: In addition, Seller agrees to share 50/50 any cost to replace the roof if the cost exceeds $300,000; provided, however, this additional Seller commitment shall not exceed $360,000 (for a total Seller commitment of $660,000);
6.	Orlando:	$48,000; and
7.	Seattle:	$325,000.

Buyer covenants to complete all roof repairs or replacements within eighteen (18) months of the applicable Closing Date.

13. Counterpart; Facsimile Signature. Facsimile signatures appearing hereon shall be deemed an original and this document may be executed simultaneously on two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one (1) and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, Seller and Buyer execute this Amendment to be enforceable on the Effective Date.

SELLER: YRC WORLDWIDE INC., a Delaware corporation		BUYER: NATMI TRUCK TERMINALS, LLC, a Delaware limited liability company

By:	/s/ Timothy A. Wicks	By: I&G Terminals, LLC, its managing member
Name: Title:	Timothy A. Wicks Executive Vice President and Chief Financial Officer	By: LaSalle Income & Growth Fund V, its managing member

		By:	/s/ Brian Kuzniar
		Name: Its:	Brian Kuzniar Vice President

SECOND AMENDMENT

TO

REAL ESTATE SALES CONTRACT

(YRC / NATM [Sale/Leaseback])

February 12, 2009 (the “Effective Date”)

THIS SECOND AMENDMENT TO REAL ESTATE SALES CONTRACT (this “Amendment”) is entered into by and between YRC WORLDWIDE INC. (“Seller”), a Delaware corporation, as seller, and NATMI TRUCK TERMINALS, LLC (“Buyer”), a Delaware limited liability company, as buyer.

Recitals

A. Effective as of December 19, 2008 Buyer and Seller entered into that certain Real Estate Sales Contract (as amended, the “Sale/Leaseback Contract”), whereby Buyer agreed to purchase from Seller, and Seller agreed to sell to Buyer, those certain improved real properties located in various locations, as more particularly described in the Sale/Leaseback Contract.

B. Effective January 21, 2009 Seller and Buyer executed that certain First Amendment to Real Estate Sales contract which, among other things, addressed matters relating to First Close Properties, Environmental Properties, Structured Properties, Title Objection Properties and List A Properties.

C. Buyer and Seller have agreed to further amend the Sale/Leaseback Contract as set forth below.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which hereby are acknowledged, Seller and Buyer hereby agree as follows:

Agreements

1. Defined Terms. All capitalized terms not defined herein shall have the meanings ascribed to them in the Sale/Leaseback Contract.

2. Effect of this Amendment. Except as expressly modified in this Amendment, the Sale/Leaseback Contract shall continue in full force and effect according to its terms and Buyer and Seller hereby ratify and affirm all their respective rights and obligations under the Sale/Leaseback Contract.

3. Conflicting Provisions. In the event any term or provision contained herein conflicts with the Sale/Leaseback Contract, the terms and provisions of this Amendment shall control.

4. Optional Closing Date. The original Optional Closing Date of February 13, 2009 (Friday) is hereby deleted in its entirety, and the new Optional Closing Date shall be March 6, 2009 (Friday).

5. Counterpart; Facsimile Signature. Facsimile signatures appearing hereon shall be deemed an original and this document may be executed simultaneously on two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one (1) and the same instrument.

IN WITNESS WHEREOF, Seller and Buyer execute this Amendment to be enforceable on the Effective Date.

SELLER: YRC WORLDWIDE INC., a Delaware corporation		BUYER: NATMI TRUCK TERMINALS, LLC, a Delaware limited liability company

By:	/s/ Timothy A. Wicks	By:	/s/ Brian Kuzniar
Name:	Timothy A. Wicks	Name:	Brian Kuzniar
Its:	Executive Vice President and	Its:	Vice President
Chief Financial Officer